STOCK OPTION AGREEMENT

THIS STOCK OPTION AGREEMENT (THE "AGREEMENT") MAY BE EXERCISED ONLY IN ACCORDANCE WITH THE TERMS AND CONDITIONS OF THE 2006 STOCK INCENTIVE PLAN, INCORPORATED HEREIN BY REFERENCE. A COPY OF THE 2006 STOCK INCENTIVE PLAN WILL BE PROVIDED TO THE OPTIONEE AT THE TIME OF ISSUING THIS OPTION. THE GRANT OF THIS OPTION SHALL NOT IMPOSE AN OBLIGATION UPON THE OPTIONEE TO EXERCISE THIS OPTION.

THIS AGREEMENT is entered into as of the ◆ day of ◆ , 200◆ (the "Grant Date")

BETWEEN:

NORD RESOURCES CORPORATION, a company
incorporated pursuant to the laws of the State of Delaware

(the "Company")

AND:

◆

(the "Optionee")

WHEREAS:

(A)                   The Board of Directors of the Company (the "Board") has approved and adopted the 2006 Stock Incentive Plan as amended from time to time (the "Plan"), pursuant to which the Board is authorized to grant to employees and other selected persons stock options to purchase common stock of the Company (the "Common Stock");

(B)                   The Plan provides for the granting of stock options that either (i) are intended to qualify as "Incentive Stock Options" within the meaning of Section 422 of the United States Internal Revenue Code of 1986, as amended (the "Code"), or (ii) do not qualify as Incentive Stock Options under Section 422 of the Code ("Non-Qualified Stock Options"); and

(C)                   The Board has authorized the grant to the Optionee of options to purchase a total of ◆ shares of Common Stock (the "Options"), which Options are intended to be (select one):

[◆ ] Incentive Stock Options;

[◆ ] Non-Qualified Stock Options

NOW THEREFORE, the Company agrees to offer to the Optionee the option to purchase, upon the terms and conditions set forth herein and in the Plan, ◆ shares of Common Stock. Capitalized terms not otherwise defined herein shall have the meanings ascribed thereto in the Plan.

1.                   Limitation on the Number of Shares. If the Options granted hereby are Incentive Stock Options, the number of shares which may be acquired upon exercise thereof is subject to the limitations set forth in Section 7.3 of the Plan.

2.                   Vesting Schedule and Exercise Price. The Options are exercisable in accordance with the vesting schedule set forth in Exhibit A hereto; provided, however, that no Option shall vest unless and until the Plan has been approved by the stockholders of the Corporation, as evidenced by an ordinary resolution adopted by the stockholders at an annual or special meeting of the Corporation. The exercise price payable upon exercise of this Option shall be $◆ per share of Common Stock.

3.                   Options not Transferable. No right or interest of an Optionee in any unexercised Option may be pledged, encumbered or hypothecated to or in favour of any party other than to the Company or a Related Entity (as defined in the Plan) or Affiliate (as defined in the Plan). No Option shall be sold, assigned, transferred or disposed of by an Optionee other than by the laws of descent and distribution or, in the case of an Incentive Stock Option, pursuant to a domestic relations order that would satisfy Section 414(p)(1)(A) of the Code if such Section applied to the Option; provided, however, that the Administrator (as defined in the Plan) may, but need not, permit other transfers where the Administrator concludes that such transferability (i) does not result in accelerated taxation or other adverse tax consequences, (ii) does not cause any Option intended to be an Incentive Stock Option to fail to be described in Section 422(b) of the Code, and (iii) is otherwise appropriate and desirable, taking into account any factors deemed relevant, including, without limitation, state or federal tax or securities laws applicable to the transfer of an Option. Upon any attempt to transfer, pledge, hypothecate or otherwise dispose of any Option or of any right or privilege conferred by the Plan contrary to the provisions thereof, or upon the sale, levy or attachment or similar process upon the rights and privileges conferred by the Plan, such attempted transaction or process shall be null and void.

4.                   Investment Intent. By accepting the Options, the Optionee represents and agrees that none of the shares of Common Stock purchased upon exercise of the Options will be distributed in violation of applicable federal and state laws and regulations. In addition, the Company may require, as a condition of exercising the Options, that the Optionee execute an undertaking, in such a form as the Company shall reasonably specify, that the Common Stock is being purchased only for investment and without any then-present intention to sell or distribute such shares.

5.                   Exercise of Options Following Termination. Options which have vested in accordance with Exhibit A of this Agreement shall terminate, to the extent not previously exercised, on ◆ (the "Expiration Date") and may not be exercised after that date. An Option may be exercised following the termination of the Optionee's Continuous Service (as defined in the Plan) only as described below; provided, however, that the Option shall terminate to the extent not exercised on the earlier of: (i) last day of the period provided below; (ii) the Expiration Date; or (iii) ten (10) years from the Grant Date (five (5) years for a Ten Percent Stockholder (as defined in the Plan) if the Option is an Incentive Stock Option), whichever occurs first:

(a)       if for any reason other than Disability (as defined in the Plan) or death, the Optionee terminates Continuous Service, vested Options held at the date of such termination may be exercised, in whole or in part, at any time within three (3) months after the date of such termination;

(b)       if an Optionee granted an Incentive Stock Option terminates employment but continues as a Consultant (as defined in the Plan), such that there has been no termination of Continuous Service, the Optionee need not exercise an Incentive Stock Option within three (3) months of termination of employment but shall be entitled to exercise within three (3) months of termination of Continuous Service (one (1) year in the event of Disability or death). However, if the Optionee does not exercise within three (3) months of termination of employment, pursuant to Section 422 of the Code, the Option shall not qualify as an Incentive Stock Option;

(c)       if an Optionee becomes Disabled while rendering Continuous Service, or dies while employed by the Company or a Related Entity or within three (3) months thereafter, vested Options then held may be exercised by the Optionee, the Optionee's personal representative, or by the person to whom the Option is transferred by the laws of descent and distribution, in whole or in part, at any time within one (1) year after the termination because of the Disability or death; and

(d)       in the event an Optionee's Continuous Service has been terminated for Cause (as defined in the Plan), he or she shall immediately forfeit all rights to any and all outstanding Options, vested and unvested. The determination that termination was for Cause shall be final and conclusive. In making its determination, the Board shall give the Optionee an opportunity to appear and be heard at a hearing before the full Board and present evidence on the Optionee's behalf.

Unvested Options granted pursuant hereto shall terminate immediately upon termination of the Optionee's Continuous Service with the Company or a Related Entity for any reason whatsoever, including death or Disability unless vesting is accelerated by the Administrator in accordance with the Plan.

6.                   Adjustment for Changes in Capitalization. In the case of any increase or decrease in the capital of the Company resulting from a stock split, reverse stock split, stock dividend, combination or reclassification of shares or like change to the capital of the Company, the number of shares of Common Stock issuable pursuant to the exercise of the Option and the exercise price shall be proportionately adjusted as set forth in the Plan.

7.                   Exercise of Option. Options shall be exercisable, in full or in part, at any time after vesting, until termination; provided, however, that any Optionee who is subject to the reporting and liability provisions of Section 16 of the Exchange Act with respect to the Common Stock shall be precluded from selling or transferring any Common Stock or other security underlying an Option during the six (6) months immediately following the Grant Date. If less than all of the shares of Common Stock included in the vested portion of any Option are purchased, the remainder may be purchased at any subsequent time prior to the termination of the Option.

                    Each exercise of the Options shall be by means of delivery of a notice of election to exercise (which may be in the form attached hereto as Exhibit B) to the Company at its principal executive office, specifying the number of shares of Common Stock to be purchased and including such representations and agreements regarding the Optionee's investment intent and access to information and other matters, if any, as may be required by the Company to comply with applicable securities laws, together with payment in the amount of the full exercise price for the Common Stock to be purchased. Upon receipt and acceptance by the Company of such notice accompanied by the payment specified, the Optionee shall be deemed to be the record owner of the shares of Common Stock purchased, notwithstanding that the stock transfer books of Company may then be closed or that certificates representing the shares of Common Stock purchased under this Option may not then be actually delivered to the Optionee.

8.                   Payment of Exercise Price. Payment of the exercise price for the Common Stock to be purchased can be made by any of the following means, at the discretion of the Administrator:

(a)       by cash, cashier's check or wire transfer;

(b)       by surrender of shares of Common Stock of the Company that have been owned by the Optionee for more than six (6) months, or lesser period if the surrender of shares is otherwise exempt from Section 16 of the Exchange Act, (and, if such shares were purchased from the Company by use of a promissory note, such note has been fully paid with respect to such shares);

(c) by forfeiture of shares of Common Stock equal to the value of the exercise price pursuant to a "deemed net-stock exercise" by requiring the Optionee to accept that number of shares determined in accordance with the following formula, rounded down to the nearest whole integer:

where:

a =                  net shares to be issued to Optionee

b =                  number of Options being exercised

c =                  Fair Market Value (as defined in the Plan)

d =                  exercise price of the Options;

(d)       by delivering a properly executed exercise notice to the Company together with a copy of irrevocable instructions to a broker to deliver promptly to the Company the amount of sale or loan proceeds necessary to pay the exercise price and the amount of any required tax or other withholding obligations; and

(e)       by any combination of the foregoing methods of payment or any other consideration or method of payment as shall be permitted by applicable corporate law.

9.                   Withholding Taxes. Whenever shares of Common Stock are forfeited pursuant to a "deemed net-stock exercise," the Company may require the Optionee to remit to the Company an amount sufficient to satisfy the foreign, federal, state, provincial, or local income and employment tax withholding obligations. When, under applicable tax laws, an Optionee incurs tax liability in connection with the exercise or vesting of any Option, the disposition by an Optionee or other person of an Option prior to satisfaction of the holding period requirements of Section 422 of the Code, or upon the exercise of a Non-Qualified Stock Option, the Company shall have the right to require such Optionee to pay by cash, or check payable to the Company, the amount of any such withholding with respect to such transactions. Any such payment must be made promptly when the amount of such obligation becomes determinable. To the extent permissible under applicable tax, securities and other laws, the Administrator may, in its sole discretion and upon such terms and conditions as it may deem appropriate, permit an Optionee to satisfy his or her obligation to pay any such withholding tax, in whole or in part, with shares of Common Stock up to an amount not greater than the Company's minimum statutory withholding rate for federal and state tax purposes, including payroll taxes, that are applicable to such supplemental taxable income. The Administrator may exercise its discretion, by (i) directing the Company to apply shares of Common Stock to which the Optionee is entitled as a result of the exercise of an Option, or (ii) delivering to the Company shares of Common Stock that have been owned by the Optionee for more than six (6) months, unless the delivery of shares of Common Stock is otherwise exempt from Section 16 of the Exchange Act. An Optionee who has made an election to pay withholding tax obligations in shares of Common Stock pursuant to this Section 9 may satisfy such obligation only with shares of Common Stock that are not subject to any repurchase, forfeiture, unfulfilled vesting or other similar requirements. The shares of Common Stock so applied or delivered for the withholding obligation shall be valued at their Fair Market Value as of the date of measurement of the amount of income subject to withholding.

10.                 Corporate Transactions/Changes in Control/Related Entity Dispositions.

(a)       The Company is Not the Survivor. The Administrator shall have the authority, in its absolute discretion, exercisable either in advance of any actual or anticipated Corporate Transaction (as defined in the Plan) or Related Entity Disposition (as defined in the Plan) in which the Company is not the surviving corporation, or at the time of an actual Corporate Transaction or Related Entity Disposition in which the Company is not the surviving corporation (i) to cancel this Option upon payment in cash to the Optionee of the amount by which any cash and the Fair Market Value of any other property which the Optionee would have received as consideration for the shares of Common Stock covered by the Option if the Option had been exercised before such Corporate Transaction or Related Entity Disposition exceeds the exercise price of the Option, or (ii) to negotiate to have such Option assumed by the surviving corporation. The determination as to whether the Company is the surviving corporation is at the sole and absolute discretion of the Administrator.

In addition to the foregoing, in the event of a dissolution or liquidation of the Company, or a Corporate Transaction or Related Entity Disposition in which the Company is not the surviving corporation, the Administrator, in its absolute discretion, may accelerate the time within which the Option may be exercised. Subsection 10(c) shall control with respect to any acceleration in vesting in the event of Change of Control (as defined in the Plan).

The Administrator shall also have the authority:

(i)       to release the Options from restrictions on transfer and repurchase or forfeiture rights of such Options on such terms and conditions as the Administrator may specify, and

(ii)      to condition vesting and exercisability or release from such limitations upon the subsequent termination of the Continuous Service of the Optionee within a specified period following the effective date of the Corporate Transaction or Related Entity Disposition.

Effective upon the consummation of a Corporate Transaction or Related Entity Disposition, all outstanding Options not exercised by the Optionee or assumed by the successor corporation shall terminate.

(b)       Company is the Survivor. In the event of a Corporate Transaction or Related Entity Disposition in which the Company is the surviving corporation, the Administrator shall determine the appropriate adjustment of the number and kind of securities with respect to which outstanding Options may be exercised, and the exercise price at which outstanding Options may be exercised. The Administrator shall determine, in its sole and absolute discretion, when the Company shall be deemed to survive for these purposes. Any restrictions applicable to such Options shall apply as well to any replacement shares received by the Optionee as a result.

(c)       Change in Control. If there is a Change of Control, all outstanding Options shall fully vest immediately upon the Company's public announcement of such a change.

11.                 Subject to 2006 Stock Incentive Plan. The terms of the Options are subject to the provisions of the Plan, as the same may from time to time be amended, and any inconsistencies between this Agreement and the Plan, as the same may be from time to time amended, shall be governed by the provisions of the Plan, a copy of which has been delivered to the Optionee, and which is available for inspection at the principal offices of the Company.

12.                 Professional Advice. The acceptance of the Options and the sale of shares of Common Stock issued pursuant to the exercise of Options may have consequences under federal and state tax and securities laws which may vary depending upon the individual circumstances of the Optionee. Accordingly, the Optionee acknowledges that he or she has been advised to consult his or her personal legal and tax advisor in connection with this Agreement and his or her dealings with respect to Options for the shares of Common Stock. Without limiting other matters to be considered, the Optionee should consider whether upon the exercise of an Incentive Stock Option, the Optionee will timely file an election with the Internal Revenue Service pursuant to Section 83(b) of the Code for alternative minimum tax (AMT) purposes.

13.                 No Employment Relationship. Nothing in this Agreement or the Plan shall confer or be deemed to confer on any Optionee any right to continue in the employ of, or to continue any other relationship with, the Company or to limit in any way the right of the Company to terminate such Optionee's employment or other relationship at any time, with or without Cause.

14.                 Privileges of Stock Ownership. No Optionee shall have any of the rights of a stockholder with respect to any shares of Common Stock until the shares of Common Stock are issued to the Optionee. After shares of Common Stock are issued to the Optionee, the Optionee shall be a stockholder and have all the rights of a stockholder with respect to such shares of Common Stock, including the right to vote and receive all dividends or other distributions made or paid with respect to such shares of Common Stock.

15.                 Entire Agreement. This Agreement is the only agreement between the Optionee and the Company with respect to the Options, and this Agreement and the Plan supersede all prior and contemporaneous oral and written statements and representations and contain the entire agreement between the parties with respect to the Options.

16.                 Notices. Any notice required or permitted to be made or given hereunder shall be mailed or delivered personally to the addresses set forth below, or as changed from time to time by written notice to the other:

(a)       if to the Company:

1 West Wetmore Road, Suite 203
Tucson, Arizona 85705
Attention: John Perry, Chief Financial Officer

with a copy to:

Herbert I. Ono
Lang Michener
Barristers and Solicitors
Suite 1500 - 1055 West Georgia Street
Vancouver, British Columbia V6E 4N7

(b)       if to the Optionee:

◆
◆ (Address)
◆

17.                 Legends.

THERE MAY NOT BE PRESENTLY AVAILABLE EXEMPTIONS FROM THE REGISTRATION REQUIREMENTS OF APPLICABLE FEDERAL AND STATE SECURITIES LAWS FOR THE ISSUANCE OF SHARES OF STOCK UPON EXERCISE OF THESE OPTIONS. ACCORDINGLY, THESE OPTIONS CANNOT BE EXERCISED UNLESS THESE OPTIONS AND THE SHARES OF STOCK TO BE ISSUED UPON EXERCISE OF THESE OPTIONS ARE REGISTERED OR AN EXEMPTION FROM SUCH REGISTRATION REQUIREMENTS IS AVAILABLE. THE COMPANY IS NOT OBLIGATED TO REGISTER THE SHARES OF STOCK OR TO MAKE AVAILABLE ANY EXEMPTION FROM REGISTRATION.

UNLESS ISSUED PURSUANT TO A REGISTRATION OR AN EXEMPTION FROM REGISTRATION, THE SHARES OF STOCK ISSUED PURSUANT TO THE EXERCISE OF OPTIONS WILL BE "RESTRICTED SECURITIES" AS DEFINED IN RULE 144 UNDER THE SECURITIES ACT OF 1933 AND WILL BEAR A LEGEND RESTRICTING RESALE. FOR OPTIONEES THAT ARE "AFFILIATES" OF THE COMPANY (AS DEFINED IN RULE 144), SUCH SHARES WILL BE "RESTRICTED SECURITIES" UNDER RULE 144 EVEN IF ISSUED PURSUANT TO A REGISTRATION AND ANY RESALE MUST BE MADE IN ACCORDANCE WITH THE REQUIREMENTS OF RULE 144.

NORD RESOURCES CORPORATION

Per:     ________________________________
            Authorized Signatory

◆
Name of Optionee

EXHIBIT A

Vesting Schedule

The Options shall vest as follows:

	Number	Vesting Date
	◆	◆
	◆	◆
	◆	◆
TOTAL:	◆

EXHIBIT B

Notice of Election to Exercise

                       This Notice of Election to Exercise shall constitute proper notice pursuant to Section 7.2(d) of the Nord Resources Corporation 2006 Stock Incentive Plan (the "Plan") and Section 7 of that certain Stock Option Agreement (the "Agreement") dated as of ____________, ______, between Nord Resources Corporation (the "Company") and the undersigned.

                       The undersigned hereby elects to exercise the Optionee's option to purchase ____________________ shares of the common stock of the Company at a price of $_______ per share, for aggregate consideration of $_________________, on the terms and conditions set forth in the Agreement and the Plan. Such aggregate consideration, in the form specified in Section 8 of the Agreement, accompanies this notice.

                       The undersigned represents and agrees that the shares of common stock are being purchased only for investment and without any present intention to sell or distribute such shares.

                       The undersigned has executed this Notice this _____ day of ________________, _______.

________________________________
Signature

________________________________
Name of Optionee